Exhibit 99.1

GRANDPARENTS.COM APPOINTS ELLEN BRESLAU EDITOR-IN-CHIEF AND

SENIOR VICE PRESIDENT

Engaging the New Generation of Active and Involved Grandparents

NEW YORK, April 4, 2012 – Grandparents.com (OTC: GPCM), the ultimate resource and premier social media website for today’s grandparents, announces that Ellen Breslau, former Executive Editor of Woman’s Day, has joined the company as its Editor-in-Chief and Senior Vice President. Ms. Breslau will be based in Grandparents.com’s New York office and will be charged with setting the website’s new, expanded editorial vision, the integration of celebrity and expert voices, the content strategy beyond the site throughout the web, as well as building partnerships and alliances with like-minded brands.

Ms. Breslau joins Grandparents.com from Woman’s Day magazine, one of the nation’s largest magazines with over 22 million monthly readers. In her role there, Ellen helped lead the editorial direction of the magazine and oversaw the editorial team integration of womansday.com. Prior to her role at Woman’s Day, Ms. Breslau was Founding Editor and Editor-in-Chief of For Me, a lifestyle magazine geared towards younger women. Additional editorial roles have included: Features Editor at Woman’s Day, Senior Editor for Design Times and an eight-year stint at Glamour.

Steve Leber, Chairman & Co-Chief Executive Officer of Grandparents.com says, “We are excited to have Ellen join the Grandparents.com team and believe that her experience with building successful editorial strategies will help re-brand our site and re-imagine its content to reflect the changing role of grandparents in today’s society.”

“Ellen has a great deal of experience knowing what individuals in this age group want all across the country,” adds Joe Bernstein, Co-Chief Executive Officer of Grandparents.com. “Her vast knowledge of and experience with creating powerful and meaningful editorial content will help to take Grandparents.com to the next level.”

Ellen Breslau notes, “The definition of grandparents is completely changing and evolving in the world we’re living in today. Today’s grandparents are more vibrant and engaged and, with the boomer population exploding, it’s hip to be a grandparent now!” She continues, “Grandparents.com reflects this changing sentiment and embraces where grandparents are at this moment in time. Steve and Joe are looking to do the same and I’m thrilled to be part of the team expanding this vision.”

For additional information, please visit: www.grandparents.com, Facebook, or Twitter.

For media inquiries, please contact: 5W Public Relations.

About Grandparents.com:

Grandparents.com is the ultimate resource and premier social media website for today’s grandparents. The website offers enriching activities, discussion groups, expert advice, ten monthly newsletters, and a Benefits Club with discounts on thousands of goods and services. In 2011, Grandparents.com added over 200 marketing partners to its Benefits Club and launched the Grandparents.com Bookstore, which is operated in association with Baker-Taylor, Inc., one of the world’s largest distributors of print and digital books. The Company’s new website will be launched on Grandparents Day, September 9, 2012.

SOURCE Grandparents.com